Exhibit 99.1

CONTACT:	Investor Relations	Corporate Communications
	404-715-2170	404-715-2554, media@delta.com

Delta Air Lines Announces June Quarter Profit

•	June quarter 2018 GAAP pre-tax income of $1.4 billion, net income of $1.0 billion and earnings per diluted share of $1.47 on record revenue of $11.8 billion

•	June quarter 2018 adjusted pre-tax income of $1.6 billion, adjusted net income of $1.2 billion and adjusted earnings per diluted share of $1.77

•	Delta returned $813 million to shareholders through dividends and share repurchases

•	Board of Directors approved 15% increase in dividend and declared $0.35 dividend for September quarter

ATLANTA, July 12, 2018 – Delta Air Lines (NYSE:DAL) today reported financial results for the June quarter 2018. Highlights of those results, including both GAAP and adjusted metrics, are below and incorporated here.

Adjusted pre-tax income for the June quarter 2018 was $1.6 billion, a $183 million decrease from the June 2017 quarter, as record revenues partially offset the approximately $600 million impact of higher fuel prices.

“With an expected $2 billion higher fuel bill for 2018, we are now forecasting our full-year earnings to be $5.35 to $5.70 per share. We have seen early success in addressing the fuel cost increase and offset two-thirds of the impact in the June quarter,” said Ed Bastian, Delta’s chief executive officer. “With strong revenue momentum, an improving cost trajectory, and a reduction of 50-100 bps of underperforming capacity from our fall schedule, we have positioned Delta to return to margin expansion by year end.”

Revenue Environment

Delta’s adjusted operating revenue of $11.6 billion for the June quarter improved 8 percent, or $880 million versus the prior year. This quarterly revenue result marks a record for the company, driven by improvements across Delta’s business, including double-digit increases in both cargo and loyalty revenue.

Total unit revenues excluding refinery sales (TRASM) increased 4.6 percent during the period driven by strong demand across all entities and improving yields. Foreign exchange drove a nearly one point benefit to the quarter.

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“The great service of the Delta people, strong demand for our product, and momentum across our business allowed Delta to deliver the highest quarterly revenue in our history and increase our revenue premium to the industry,” said Glen Hauenstein, Delta’s president. “While we are pleased with our revenue performance in the quarter, accelerating the recapture of the recent fuel price increases is the number one focus for our commercial team. We expect total unit revenue growth of 3.5 to 5.5 percent for the September quarter as we benefit from our commercial initiatives and recapture higher fuel costs.”

		Increase (Decrease)
		2Q18 versus 2Q17
		Change	Unit
Revenue	2Q18 ($M)	YoY	Revenue	Yield	Capacity
Domestic	7,413	7.6%	2.0%	2.5%	5.5%
Atlantic	1,782	13.9%	11.2%	11.1%	2.4%
Latin America	709	(0.8) %	0.6%	2.4%	(1.3) %
Pacific	642	6.9%	10.4%	8.0%	(3.1) %
Total Passenger	10,546	8.0%	4.4%	4.6%	3.5%
Cargo Revenue	223	19.1%
Other Revenue	1,006	27.1%
Total Revenue	11,775	9.6%	5.9%
Third Party Refinery Sales	(216)
Total Revenue, adjusted	11,559	8.2%	4.6%

September 2018 Quarter and Full Year Guidance

Delta expects solid top-line growth, an improving cost trajectory, and a return to margin expansion.

	3Q18 Forecast	FY18 Forecast
Earnings per share	$1.65 - $1.85	$5.35 - $5.70
Pre-tax margin	12 - 14%	—
Fuel price, including taxes and refinery impact	$2.32 - $2.37	$2.20 - $2.30
Total revenue growth (year-over-year)	—	Up 7% - 8%
Total unit revenue excluding refinery sales (year-over-year)	Up 3.5% - 5.5%	—
CASM-Excluding fuel and profit sharing (year-over-year)	~ Flat	Up 1 - 2%
System capacity (year-over-year)	Up 3% - 4%	Up ~3%

See Note A for information about reconciliation of projected non-GAAP financial measures

Cost Performance

Total adjusted operating expenses for the June quarter increased $1.1 billion versus the prior year quarter, with more than half of the increase driven by higher fuel prices.

Adjusted fuel expense increased $578 million, or 33 percent, relative to June quarter 2017. Delta’s adjusted fuel price per gallon for the June quarter was $2.17, which includes $45 million of benefit from the refinery.

CASM-Ex increased 2.9 percent for the June 2018 quarter compared to the prior year period, a one point improvement from the March quarter. Cost pressures were driven by higher revenue-related costs and increased aircraft rent and depreciation associated with Delta’s fleet initiatives.

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“We expect the sequential improvement in cost trends to continue in the second half of the year as we see additional benefits from our fleet restructuring, our One Delta initiatives, and annualization of accelerated depreciation as well as prior investments in our product,” said Paul Jacobson, Delta’s chief financial officer. “Our cost structure is an essential component of sustainable performance, and by keeping our cost growth below two percent for the year, we are positioning the company to expand margins by year end.”

Adjusted non-operating expense improved by $43 million versus the prior year, driven primarily by pension expense favorability. Adjusted tax expense declined $255 million for the June quarter primarily due to the reduction in Delta’s book tax rate from 34 percent to 23 percent.

Cash Flow and Shareholder Returns

Delta generated $2.8 billion of operating cash flow and $1.4 billion of free cash flow during the quarter, after the investment of $1.4 billion into the business primarily for aircraft purchases and improvements.

For the June quarter, Delta returned $813 million to shareholders, comprised of $600 million of share repurchases and $213 million in dividends.

The Board of Directors declared a quarterly dividend of $0.35 per share, an increase of 15% over previous levels. This change will bring the total annualized dividend commitment to approximately $950 million, consistent with the company’s target of returning 20 to 25 percent of free cash flow to owners over the long-term. The September quarter dividend will be payable to shareholders of record as of the close of business on July 26, 2018, to be paid on August 16, 2018.

Strategic Highlights

In the June quarter, Delta achieved a number of milestones across its five key strategic pillars.

Culture and People

•	Accrued an additional $400 million in profit sharing and paid out $23 million in Shared Rewards as a testament to the outstanding performance made possible by Delta’s more than 80,000 employees around the world.
•	Ranked number one corporate blood donor by the American Red Cross for the most recent year at 11,085 units of blood from 214 Delta sponsored blood drives.
•	Became a National Signature Partner of Junior Achievement’s 3DE program with a $2 million contribution over the next five years.

Operational Reliability

•	Delivered 58 days of zero system cancellations on a year-to-date basis, up 23 days from 2017.
•	Achieved mainline on-time performance (A0) of 71.7% year-to-date, up 1.4% from the prior year.

Network and Partnerships

•	Launched a joint venture with Korean Air on May 1, expanded reciprocal codeshare flying to more than 50 Korean Air-operated markets and 400 Delta-operated markets, and announced new service from Seattle to Osaka and Minneapolis/St. Paul to Seoul in partnership with Korean Air to begin in 2019.

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•	Continued Delta’s global expansion with the launch of new service including Los Angeles to Paris and Amsterdam; Indianapolis to Paris; and Atlanta to Lisbon. Delta also announced plans to begin nonstop flights between the United States and Mumbai, India in 2019.

Customer Experience and Loyalty

•	Debuted the first refreshed 777-200ER aircraft featuring the award-winning Delta One suite, the popular Delta Premium Select cabin and 9-abreast seating in the Main Cabin in addition to all new interior features and in-flight entertainment.
•	Launched new uniforms for 64,000 Delta employees worldwide, created by acclaimed designer Zac Posen and built with Lands' End quality. The designs embrace innovative fit, form and function, and carry Delta into the future in style.
•	Opened the newly renovated Delta Sky Club at Ronald Reagan Washington National Airport (DCA) with an additional 1,800 square feet of space for guests to enjoy.

Investment Grade Balance Sheet

•	Completed a $1.6 billion unsecured debt offering through a mix of three-, five-, and 10-year notes at a blended yield of 3.85 percent. The proceeds from this offering were used to refinance secured debt and will lower Delta's overall interest expense by $20 million annually on a run-rate basis.
•	Increased revolver capacity by $635 million, to a total of $3.1 billion in undrawn revolving credit facilities.

June Quarter Results

Special items for the quarter consist primarily of mark-to-market adjustments on refinery fuel hedges and unrealized gains/losses on investments.

	GAAP		Adjusted
($ in millions except per share and unit costs)	2Q18	2Q17	2Q18	2Q17
Pre-tax income	1,372	1,831	1,612	1,795
Net income	1,025	1,186	1,235	1,163
Diluted earnings per share	1.47	1.62	1.77	1.59
Operating revenue	11,775	10,747	11,559	10,679
Operating expense	10,095	8,765	9,856	8,750
Fuel expense	2,341	1,687	2,317	1,739
Average fuel price per gallon	2.19	1.61	2.17	1.66
Consolidated unit cost (CASM/CASM-Ex)	14.73	13.23	10.02	9.73
Non-operating expense	308	151	92	135
Total unit revenues (TRASM/TRASM-Ex)	17.19	16.23	16.87	16.13

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About Delta

Delta Air Lines serves more than 180 million customers each year. In 2018, Delta was named to Fortune’s top 50 Most Admired Companies in addition to being named the most admired airline for the seventh time in eight years. Additionally, Delta has ranked No.1 in the Business Travel News Annual Airline survey for an unprecedented seven consecutive years. With an industry-leading global network, Delta and the Delta Connection carriers offer service to 324 destinations in 57 countries on six continents. Headquartered in Atlanta, Delta employs more than 80,000 employees worldwide and operates a mainline fleet of more than 800 aircraft. The airline is a founding member of the SkyTeam global alliance and participates in the industry’s leading transatlantic joint venture with Air France-KLM and Alitalia as well as a joint venture with Virgin Atlantic. Including its worldwide alliance partners, Delta offers customers more than 15,000 daily flights, with key hubs and markets including Amsterdam, Atlanta, Boston, Detroit, Los Angeles, Mexico City, Minneapolis/St. Paul, New York-JFK and LaGuardia, London-Heathrow, Paris-Charles de Gaulle, Salt Lake City, São Paulo, Seattle, Seoul, and Tokyo-Narita. Delta has invested billions of dollars in airport facilities, global products and services, and technology to enhance the customer experience in the air and on the ground. Additional information is available on the Delta News Hub, as well as delta.com, Twitter @DeltaNewsHub and Facebook.com/delta.

Forward Looking Statements

Statements in this press release that are not historical facts, including statements regarding our estimates, expectations, beliefs, intentions, projections or strategies for the future, may be "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. All forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from the estimates, expectations, beliefs, intentions, projections and strategies reflected in or suggested by the forward-looking statements. These risks and uncertainties include, but are not limited to, the cost of aircraft fuel; the impact of fuel hedging activity including rebalancing our hedge portfolio, recording mark-to-market adjustments or posting collateral in connection with our fuel hedge contracts; the availability of aircraft fuel; the performance of our significant investments in airlines in other parts of the world; the possible effects of accidents involving our aircraft; breaches or security lapses in our information technology systems; disruptions in our information technology infrastructure; our dependence on technology in our operations; the restrictions that financial covenants in our financing agreements could have on our financial and business operations; labor issues; the effects of weather, natural disasters and seasonality on our business; the effects of an extended disruption in services provided by third party regional carriers; failure or inability of insurance to cover a significant liability at Monroe’s Trainer refinery; the impact of environmental regulation on the Trainer refinery, including costs related to renewable fuel standard regulations; our ability to retain senior management and key employees; damage to our reputation and brand if we are exposed to significant adverse publicity through social media; the effects of terrorist attacks or geopolitical conflict; competitive conditions in the airline industry; interruptions or disruptions in service at major airports at which we operate; the effects of extensive government regulation on our business; the sensitivity of the airline industry to prolonged periods of stagnant or weak economic conditions; uncertainty in economic conditions and regulatory environment in the United Kingdom related to the likely exit of the United Kingdom from the European Union; and the effects of the rapid spread of contagious illnesses.

Additional information concerning risks and uncertainties that could cause differences between actual results and forward-looking statements is contained in our Securities and Exchange Commission filings, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2017 and our Form 10-Q for the quarterly period ended March 31, 2018. Caution should be taken not to place undue reliance on our forward-looking statements, which represent our views only as of July 12, 2018, and which we have no current intention to update.

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DELTA AIR LINES, INC.

Consolidated Statements of Operations

(Unaudited)

	Three Months Ended				Six Months Ended
	June 30,				June 30,
(in millions, except per share data)	2018	2017	$ Change	% Change	2018	2017	$ Change	% Change
Operating Revenue:
Passenger	$10,546	9,768	778	8%	$19,311	17,946	1,365	8%
Cargo	223	187	36	19%	425	350	75	21%
Other	1,006	792	214	27%	2,007	1,552	455	29%
Total operating revenue	11,775	10,747	1,028	10%	21,743	19,848	1,895	10%

Operating Expense:
Salaries and related costs	2,668	2,521	147	6%	5,252	4,906	346	7%
Aircraft fuel and related taxes	2,341	1,687	654	39%	4,195	3,169	1,026	32%
Regional carriers expense, excluding fuel	883	838	45	5%	1,739	1,702	37	2%
Depreciation and amortization	590	531	59	11%	1,200	1,068	132	12%
Contracted services	540	525	15	3%	1,084	1,029	55	5%
Ancillary businesses and refinery	494	296	198	67%	987	588	399	68%
Passenger commissions and other selling expenses	511	467	44	9%	938	872	66	8%
Aircraft maintenance materials and outside repairs	427	392	35	9%	862	824	38	5%
Landing fees and other rents	407	373	34	9%	780	734	46	6%
Profit sharing	400	338	62	18%	583	489	94	19%
Passenger service	300	284	16	6%	563	518	45	9%
Aircraft rent	97	86	11	13%	191	170	21	12%
Other	437	427	10	2%	849	798	51	6%
Total operating expense	10,095	8,765	1,330	15%	19,223	16,867	2,356	14%

Operating Income	1,680	1,982	(302)	(15)%	2,520	2,981	(461)	(15)%

Non-Operating Expense:
Interest expense, net	(89)	(103)	14	(14)%	(191)	(197)	6	(3)%
Unrealized gain/(loss) on investments, net	(238)	–	(238)	NM	(220)	–	(220)	NM
Miscellaneous, net	19	(48)	67	NM	(19)	(104)	85	(82)%
Total non-operating expense, net	(308)	(151)	(157)	NM	(430)	(301)	(129)	43%

Income Before Income Taxes	1,372	1,831	(459)	(25)%	2,090	2,680	(590)	(22)%

Income Tax Provision	(347)	(645)	298	(46)%	(518)	(933)	415	(44)%

Net Income	$1,025	$1,186	(161)	(14)%	$1,572	$1,747	(175)	(10)%

Basic Earnings Per Share	$1.47	$1.63			$2.25	$2.40
Diluted Earnings Per Share	$1.47	$1.62			$2.24	$2.39

Basic Weighted Average Shares Outstanding	695	728			699	728
Diluted Weighted Average Shares Outstanding	697	731			701	731

Note: The prior periods presented here have been recast to reflect adoption of new accounting standards.

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DELTA AIR LINES, INC.

Passenger Revenue

(Unaudited)

	Three Months Ended June 30,				Six Months Ended June 30,
(in millions)	2018	2017	$ Change	% Change	2018	2017	$ Change	% Change
Ticket	$9,308	$8,606	$702	8%	$16,961	$15,711	$1,250	8%
Loyalty travel awards	680	622	58	9%	1,298	1,204	94	8%
Travel-related services	558	540	18	3%	1,052	1,031	21	2%
Total passenger revenue	$10,546	$9,768	$778	8%	$19,311	$17,946	$1,365	8%

DELTA AIR LINES, INC.

Other Revenue

(Unaudited)

	Three Months Ended June 30,				Six Months Ended June 30,
(in millions)	2018	2017	$ Change	% Change	2018	2017	$ Change	% Change
Ancillary businesses and refinery	$522	$320	$202	63%	$1,042	$632	$410	65%
Loyalty program	358	316	42	13%	705	621	84	14%
Miscellaneous	126	156	(30)	(19)%	260	299	(39)	(13)%
Total other revenue	$1,006	$792	$214	27%	$2,007	$1,552	$455	29%

Note: The prior periods presented here have been recast to reflect adoption of new accounting standards.

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DELTA AIR LINES, INC.

Statistical Summary

(Unaudited)

	Three Months Ended June 30,			Six Months Ended June 30,
	2018	2017	Change	2018	2017	Change
Revenue passenger miles (millions)	59,406	57,575	3.2%	108,682	105,527	3.0%
Available seat miles (millions)	68,514	66,227	3.5%	127,967	124,098	3.1%
Passenger mile yield (cents)	17.75	16.97	4.6%	17.77	17.01	4.5%
Passenger revenue per available seat mile (cents)	15.39	14.75	4.4%	15.09	14.46	4.4%
Total revenue per available seat mile (cents)	17.19	16.23	5.9%	16.99	15.99	6.3%
TRASM, adjusted- see Note A (cents)	16.87	16.13	4.6%	16.66	15.89	4.8%
Operating cost per available seat mile (cents)	14.73	13.23	11.3%	15.02	13.59	10.5%
CASM-Ex - see Note A (cents)	10.02	9.73	2.9%	10.52	10.17	3.4%
Passenger load factor	86.7%	86.9%	(0.2) pts	84.9%	85.0%	(0.1) pts
Fuel gallons consumed (millions)	1,067	1,047	2.0%	2,003	1,965	1.9%
Average price per fuel gallon	$2.19	$1.61	36.0%	$2.10	$1.61	30.4%
Average price per fuel gallon, adjusted - see Note A	$2.17	$1.66	30.7%	$2.10	$1.68	24.7%
Number of aircraft in fleet, end of period	1,031	986	45

Note: The prior periods presented here have been recast to reflect adoption of new accounting standards. Except for number of aircraft in fleet, consolidated data presented includes operations under Delta’s contract carrier arrangements.

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DELTA AIR LINES, INC.

Consolidated Statements of Cash Flows

(Unaudited)

	Three Months Ended
	June 30,
(in millions)	2018	2017
Cash Flows From Operating Activities:
Net income	$1,025	$1,186
Depreciation and amortization	590	531
Deferred income taxes	334	629
Pension, postretirement and postemployment payments greater than expense	(62)	(602)
Changes in air traffic liability	127	(31)
Changes in profit sharing liability	400	337
Other working capital changes, net	393	319
Net cash provided by operating activities	2,807	2,369

Cash Flows From Investing Activities:
Property and equipment additions:
Flight equipment, including advance payments	(1,272)	(697)
Ground property and equipment, including technology	(308)	(291)
Net redemptions (purchases) of short-term investments	4	(4)
Other, net	31	34
Net cash used in investing activities	(1,545)	(958)

Cash Flows From Financing Activities:
Payments on long-term debt and capital lease obligations	(1,848)	(275)
Repurchases of common stock	(600)	(600)
Cash dividends	(213)	(148)
Proceeds from long-term obligations	3,124	–
Other, net	53	(51)
Net cash provided by (used in) financing activities	516	(1,074)

Net Increase in Cash, Cash Equivalents and Restricted Cash	1,778	337
Cash, cash equivalents and restricted cash at beginning of period	1,482	1,968
Cash, cash equivalents and restricted cash at end of period	$3,260	$2,305

The following table provides a reconciliation of cash, cash equivalents and restricted cash reported within the Consolidated Balance Sheets to the total of the same such amounts shown above:

Current assets:
Cash and cash equivalents	$1,886	$2,241
Restricted cash included in prepaid expenses and other	48	64
Other assets:
Cash restricted for airport construction	1,326	–
Total cash, cash equivalents and restricted cash	$3,260	$2,305

Note: The prior periods presented here have been recast to reflect adoption of new accounting standards.

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DELTA AIR LINES, INC.

Consolidated Balance Sheets

(Unaudited)

	June 30,	December 31,
(in millions)	2018	2017
ASSETS
Current Assets:
Cash and cash equivalents	$1,886	$1,814
Short-term investments	520	825
Accounts receivable, net	2,427	2,377
Fuel inventory	1,149	916
Expendable parts and supplies inventories, net	440	413
Prepaid expenses and other	1,219	1,499
Total current assets	7,641	7,844

Property and Equipment, Net:
Property and equipment, net	28,124	26,563

Other Assets:
Goodwill	9,794	9,794
Identifiable intangibles, net	4,839	4,847
Cash restricted for airport construction	1,326	–
Deferred income taxes, net	804	1,354
Other noncurrent assets	3,268	3,309
Total other assets	20,031	19,304
Total assets	$55,796	$53,711

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Current maturities of long-term debt and capital leases	$1,342	$2,242
Air traffic liability	6,360	4,364
Accounts payable	3,749	3,674
Accrued salaries and related benefits	2,436	3,022
Frequent flyer deferred revenue	2,799	2,762
Fuel card obligation	1,062	1,067
Other accrued liabilities	1,521	1,868
Total current liabilities	19,269	18,999

Noncurrent Liabilities:
Long-term debt and capital leases	8,562	6,592
Pension, postretirement and related benefits	9,052	9,810
Frequent flyer deferred revenue	3,692	3,559
Other noncurrent liabilities	2,365	2,221
Total noncurrent liabilities	23,671	22,182

Commitments and Contingencies
Stockholders' Equity	12,856	12,530
Total liabilities and stockholders' equity	$55,796	$53,711

Note: The prior periods presented here have been recast to reflect adoption of new accounting standards.

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Note A: The following tables show reconciliations of non-GAAP financial measures. The reasons Delta uses these measures are described below. Reconciliations may not calculate due to rounding.

Delta sometimes uses information ("non-GAAP financial measures") that is derived from the Consolidated Financial Statements, but that is not presented in accordance with accounting principles generally accepted in the U.S. (“GAAP”). Under the U.S. Securities and Exchange Commission rules, non-GAAP financial measures may be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results. The tables below show reconciliations of non-GAAP financial measures used in this release to the most directly comparable GAAP financial measures.

Forward Looking Projections. The company is not able to reconcile certain forward looking non-GAAP financial measures because the adjusting items such as those used in the reconciliations below will not be known until the end of the period and could be significant.

Pre-tax Income and Net Income, adjusted. We adjust pre-tax income and net income for mark-to-market ("MTM") adjustments and settlements on fuel hedge contracts, the MTM adjustments recorded by our equity method investees, Virgin Atlantic and Aeroméxico, and unrealized gains/losses on our investments in GOL, China Eastern and Air France-KLM, to determine pre-tax income and net income, adjusted. We include the income tax effect of adjustments when presenting net income, adjusted.

MTM adjustments and settlements. MTM adjustments are defined as fair value changes recorded in periods other than the settlement period. Such fair value changes are not necessarily indicative of the actual settlement value of the underlying hedge in the contract settlement period. Settlements represent cash received or paid on hedge contracts settled during the period.

Equity investment MTM adjustments. We record our proportionate share of earnings/loss from our equity investments in Virgin Atlantic and Aeroméxico in non-operating expense. We adjust for our equity method investees' MTM adjustments to allow investors to better understand and analyze our core operational performance in the periods shown.

Unrealized gain/loss on investments. We record the unrealized gains/losses on our investments in GOL, China Eastern and Air France-KLM in non-operating expense. Adjusting for these gains/losses allows investors to better understand and analyze our core operational performance in the periods shown.

	Three Months Ended			Three Months Ended
	June 30, 2018			June 30, 2018
	Pre-Tax	Income	Net	Net Income
(in millions, except per share data)	Income	Tax	Income	Per Diluted Share
GAAP	$1,372	$(347)	$1,025	$1.47
Adjusted for:
MTM adjustments and settlements	24	(6)	18
Equity investment MTM adjustments	(22)	5	(17)
Unrealized gain/loss on investments	238	(29)	209
Total adjustments	240	(30)	210	0.30
Non-GAAP	$1,612	$(376)	$1,235	$1.77
Year-over-year change	$(183)	$(255)

	Three Months Ended			Three Months Ended
	June 30, 2017			June 30, 2017
	Pre-Tax	Income	Net	Net Income
(in millions, except per share data)	Income	Tax	Income	Per Diluted Share
GAAP	$1,831	$(645)	$1,186	$1.62
Adjusted for:
MTM adjustments and settlements	(52)	19	(33)
Equity investment MTM adjustments	15	(5)	10
Total adjustments	(37)	14	(23)	(0.03)
Non-GAAP	$1,795	$(631)	$1,163	$1.59

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Operating Revenue, adjusted and Total Revenue Per Available Seat Mile "TRASM", adjusted. We adjust operating revenue and TRASM for refinery sales to third parties to determine operating revenue, adjusted and TRASM, adjusted because refinery sales to third parties are not related to our airline segment. Operating revenue, adjusted and TRASM, adjusted therefore provide a more meaningful comparison of revenue from our airline operations to the rest of the airline industry.

	Three Months Ended
(in millions)	June 30, 2018	June 30, 2017	Change
Operating revenue	$11,775	$10,747	9.6%
Adjusted for:
Third-party refinery sales	(216)	(67)
Operating revenue, adjusted	$11,559	$10,679	8.2%
Year-over-year change	$880

	Three Months Ended
	June 30, 2018	June 30, 2017	Change
TRASM (cents)	17.19	16.23	5.9%
Adjusted for:
Third-party refinery sales	(0.32)	(0.10)
TRASM, adjusted	16.87	16.13	4.6%

	Six Months Ended
	June 30, 2018	June 30, 2017	Change
TRASM (cents)	16.99	15.99	6.3%
Adjusted for:
Third-party refinery sales	(0.33)	(0.11)
TRASM, adjusted	16.66	15.89	4.8%

Operating Expense, adjusted. We adjust operating expense for MTM adjustments and settlements and third-party refinery sales for the same reasons described above under the headings pre-tax income and net income, adjusted and operating revenue and TRASM, adjusted to determine operating expense, adjusted.

	Three Months Ended
	June 30,
(in millions)	2018	2017
Operating expense	$10,095	$8,765
Adjusted for:
MTM adjustments and settlements	(24)	52
Third-party refinery sales	(216)	(67)
Operating expense, adjusted	$9,856	$8,750
Year-over-year change	$1,106

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Fuel expense, adjusted and Average fuel price per gallon, adjusted. The tables below show the components of fuel expense, including the impact of the refinery segment and airline segment hedging on fuel expense and average price per gallon. We then adjust for MTM adjustments and settlements for the same reason described under the heading pre-tax income and net income, adjusted:

			Average Price Per Gallon
	Three Months Ended		Three Months Ended
	June 30,		June 30,
(in millions, except per gallon data)	2018	2017	2018	2017
Fuel purchase cost	$2,361	$1,676	$2.21	$1.60
Airline segment fuel hedge impact	25	17	0.02	0.02
Refinery segment impact	(45)	(6)	(0.04)	(0.01)
Total fuel expense	$2,341	$1,687	$2.19	$1.61
MTM adjustments and settlements	(24)	52	(0.02)	0.05
Total fuel expense, adjusted	$2,317	$1,739	$2.17	$1.66
Year-over-year change	$578
Year-over-year % change	33%

	Six Months Ended		Six Months Ended
	June 30,		June 30,
(in millions, except per gallon data)	2018	2017	2018	2017
Fuel purchase cost	$4,289	$3,207	$2.14	$1.63
Airline segment fuel hedge impact	(5)	12	–	0.01
Refinery segment impact	(89)	(50)	(0.04)	(0.03)
Total fuel expense	$4,195	$3,169	$2.10	$1.61
MTM adjustments and settlements	4	136	0.00	0.07
Total fuel expense, adjusted	$4,199	$3,305	$2.10	$1.68

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Non-Fuel Unit Cost or Cost per Available Seat Mile, ("CASM-Ex"). We adjust CASM for the following items to determine CASM-Ex for the reasons described below:

Aircraft fuel and related taxes. The volatility in fuel prices impacts the comparability of year-over-year financial performance. The adjustment for aircraft fuel and related taxes allows investors to understand and analyze our non-fuel costs and year-over-year financial performance.

Ancillary businesses and refinery. These expenses include aircraft maintenance and staffing services we provide to third parties, our vacation wholesale operations and refinery cost of sales to third parties. Because these businesses are not related to the generation of a seat mile, we adjust for the costs related to these areas to provide a more meaningful comparison of the costs of our airline operations to the rest of the airline industry.

Profit sharing. We adjust for profit sharing because this adjustment allows investors to better understand and analyze our recurring cost performance and provides a more meaningful comparison of our core operating costs to the airline industry.

	Three Months Ended
	June 30, 2018	June 30, 2017	Change
CASM (cents)	14.73	13.23
Adjusted for:
Aircraft fuel and related taxes	(3.41)	(2.55)
Ancillary businesses and refinery	(0.72)	(0.44)
Profit sharing	(0.58)	(0.51)
CASM-Ex	10.02	9.73	2.9%
Improvement from March quarter			(1)%

	Three Months Ended
	March 31, 2018	March 31, 2017	Change
CASM (cents)	15.35	14.00
Adjusted for:
Aircraft fuel and related taxes	(3.12)	(2.56)
Ancillary businesses and refinery	(0.83)	(0.51)
Profit sharing	(0.30)	(0.26)
CASM-Ex	11.10	10.67	3.9%

	Six Months Ended
	June 30, 2018	June 30, 2017	Change
CASM (cents)	15.02	13.59
Adjusted for:
Aircraft fuel and related taxes	(3.28)	(2.55)
Ancillary businesses and refinery	(0.76)	(0.48)
Profit sharing	(0.46)	(0.39)
CASM-Ex	10.52	10.17	3.4%

Non-operating Expense, adjusted. We adjust for equity investment MTM adjustments and unrealized gain/loss on investments to determine non-operating expense, adjusted for the same reasons described above in the heading pre-tax income and net income, adjusted.

	Three Months Ended
	June 30,
(in millions)	2018	2017
Non-operating expense	$(308)	$(151)
Adjusted for:
Equity Investment MTM adjustments	(22)	15
Unrealized gain/loss on investments	238	–
Non-operating expense, adjusted	$(92)	$(135)
Year-over-year change	$43

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Free Cash Flow. We present free cash flow because management believes this metric is helpful to investors to evaluate the company's ability to generate cash that is available for use for debt service or general corporate initiatives. Adjustments include:

Net purchases (redemptions) of short-term investments. Net purchases (redemptions) of short-term investments represent the net purchase and sale activity of investments and marketable securities in the period, including gains and losses. We adjust free cash flow for this activity, net, to provide investors a better understanding of the company's free cash flow position core to operations.

Reimbursements from third parties related to build-to-suit facilities and other. Management believes investors should be informed that these reimbursements for build-to-suit leased facilities effectively reduce net cash provided by operating activities and related capital expenditures.

Three Months Ended
(in millions)	June 30, 2018
Net cash provided by operating activities	$2,807
Net cash used in investing activities	(1,545)
Adjustments:
Net redemptions of short term investments	(4)
Reimbursements from third parties related to build-to-suit facilities and other	134
Total free cash flow	$1,392

Capital Expenditures, net. We present net capital expenditures because management believes investors should be informed that a portion of these capital expenditures are reimbursed by a third party.

Three Months Ended
(in millions)	June 30, 2018
Flight equipment, including advance payments	$1,272
Ground property and equipment, including technology	308
Reimbursements from third parties related to build-to suit-facilities and other	(166)
Capital expenditures, net	$1,414

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